Exhibit 99.1

THE REALREAL NAMES ROBERT JULIAN CHIEF FINANCIAL OFFICER

SAN FRANCISCO, Sept. 21, 2021 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today announced Robert Julian is joining the company as Chief Financial Officer (CFO) on Oct. 1. Julian has extensive experience helming finance organizations at public companies, having previously served as CFO of Sportsman’s Warehouse, Callaway Golf and Lydall. He also held CFO roles at Deluxe Entertainment Services Group and Legrand North America.

“Robert brings both deep public market and operational experience to our management team, a combination that will be incredibly valuable for The RealReal as we progress toward profitability,” said Julie Wainwright, founder and CEO of The RealReal. “I look forward to having him as a close partner and know our entire team will benefit from his expertise as he steps into this role as one of the company’s key leaders.”

Julian has a track record of driving profitable growth at large companies, most recently leading corporate development, mergers and acquisitions at Sportsman’s Warehouse to help the company grow from $800 million to $1.5 billion in net sales during his two-and-a-half-year tenure. He joins The RealReal on the heels of its back-to-back quarters of record gross merchandise volume (GMV), with Q2 GMV reaching $350 million. Former The RealReal CFO Matt Gustke will stay on for the transition.

“Resale is the most exciting part of the retail industry. It is driving growth and change, and no resale company has done more to transform the way people buy and sell luxury than The RealReal,” said Julian. “The RealReal’s tremendous potential not just for growth, but for profitable growth, is what drew me to the company and this role. I’m energized by the opportunity to work with Julie and the rest of the leadership team to drive the business forward and by the opportunity to do good for the planet while we do well as a company and deliver increased value for our stockholders.”

Julian brings a strong background in The RealReal’s industries, from his omnichannel retail experience at Sportsman’s Warehouse to his finance leadership roles at technology companies including Cisco, Honeywell and Fisher Scientific.

He holds an MBA from University of Michigan and a bachelor’s degree in finance from Michigan State University.

About The RealReal Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 23 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 17 retail locations, including our 14 shoppable stores, customers can sell, meet with our experts and receive free valuations.

Investor Relations Contact:

IR@therealreal.com

REALIR@clermontpartners.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com